VIASPACE COMPLETES ACQUISITION OF ELITE THERAPEUTICS AND

BAD LOVE COSMETICS COMPANY, LLC

March 11, 2019 – Santa Cruz, California – VIASPACE, Inc. (OTC: VSPC) today announced that on March 06, 2019, it completed the purchase of luxury cosmetics company Elite Therapeutics (www.elitetherapeutics.com) in an all stock acquisition/transaction. Elite Therapeutics was founded in 2007 as Bad Love Cosmetics Company, LLC and began doing business as Elite Therapeutics with high quality, results-driven, medical grade cosmetics in late 2010. Elite Therapeutics has a full line of luxury products for personal use and high-end hotel amenities. In 2018, the company developed a new ultra-lux, hemp-derived "CBD Recovery Crème" which was launched on February 04, 2019 to rave reviews. It uses a highly-purified, hemp-derived, THC-free CBD isolate and is of the same high quality as the entire, physician-designed Elite Therapeutics product line.

VIASPACE and VIASPACE executives have also established a special purposes company named "Viaspace California, Inc." that is proceeding with plans to grow its first 100 acres of hemp in Southern California this year with business objectives to process hemp for Cannabidiol  (CBD), selling or licensing name-brand hemp seeds and other commercial uses. As VIASPACE-owned Elite Therapeutics and Bad Love Cosmetics develop and deploy their physician-designed CBD cosmetic product lines, they will be primary consumers of Viaspace California, Inc., hemp-derived CBD.

VIASPACE Board Chairman and Acting CEO, Dr. Kevin Schewe, commented, "The U.S. farm bill made Hemp a legal agricultural product in all 50 states in December 2018. In addition to providing a steady and increasing revenue stream for 2019 and beyond, this strategic acquisition of Elite Therapeutics and Bad Love Cosmetics Company, LLC, positions VIASPACE as a producer of luxury CBD cosmetics at a time when the CBD cosmetics industry is in its relative infancy and exploding with products. A recent cosmetic skin care sector article projected that the U.S. national market for hemp-derived CBD is expected to increase to $7 billion by the year 2023, and in 10 years it will be a completely normalized cosmetic product. We believe that our flagship Elite "CBD Recovery Crème" is of world class quality and performance and sets a very high bar as an effective, physician-designed CBD cosmetic crème. The packaging is worthy of high-end retail and each 50 ml container has 377 mg of activated CBD hemp extract contained within the ingredient base of our time-tested and successful Elite Premier Crème."

Dr. Schewe continued, "In addition to the acquisition of Elite Therapeutics, the all stock purchase by VIASPACE has also included acquiring Bad Love Cosmetics Company, LLC. In the background of Elite Therapeutics’ luxury cosmetic products, high-end hotel amenity line and brand new CBD Recovery Crème; Bad Love Cosmetics has been developing an interesting and edgy line of lip care products that are perfectly suited for the CBD cosmetic universe. The Bad Love CBD lip product line project is close to launching and is part of our business plan for 2019. Given the early but huge potential of the CBD cosmetic product industry, VIASPACE is open to potential partnerships and/or licensing agreements with larger, established cosmetic companies as we build our CBD cosmetic portfolio."

About VIASPACE Inc.

VIASPACE grows renewable Giant King® Grass as a low-carbon fuel for clean electricity generation; for environmentally friendly energy pellets; and as a feedstock for bio-methane production and for green cellulosic biofuels, biochemicals and biomaterials. Giant King® Grass is a proprietary, high yield, dedicated biomass energy crop. Giant King® Grass when it is cut frequently at 4 to 5 feet tall is also excellent animal feed. The USDA granted approval for planting Giant King® Grass throughout the US and cooperates in exporting by performing the required inspections and issuing the phytosanitary certificate needed for import into foreign countries. Giant King® Grass is being grown in the US including Hawaii, and many foreign countries.  For more information, please go to www.VIASPACE.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or

IR@VIASPACE.com.

About Elite Therapeutics

Elite Therapeutics, founded by Board Certified radiation oncologist, Dr. Kevin Schewe, is a clinical and cosmetic skincare company dedicated to delivering true and visible results. With over 32 years of clinical oncology experience, he made it his mission to offer patients relief and restoration from the external effects of treatment during their internal fight for life. Dr. Schewe searched for ingredients that would provide immediate nurturing on the surface—then continue working at the cellular level for long-term healing; this includes a new, high-potency CBD Recovery Crème. The full body and hair care product line can be purchased at retailers across the country as well as on the website (http://www.elitetherapetics.com). Elite Therapeutics also provides custom luxury amenities for high-end hotels and rental properties. For more information or wholesale inquiries, please visit the website or contact us at: https://elitetherapeutics.com/pages/contact-us.

Safe Harbor Statement

Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2017, and other factors over which VIASPACE has little or no control.